Exhibit 4.4

SHARE LOAN REGISTRATION RIGHTS AGREEMENT

AMONG

NOVA BIOSOURCE FUELS, INC., A NEVADA CORPORATION,

THE LENDERS LISTED HEREIN AND

JEFFERIES & COMPANY, INC.

AS OF SEPTEMBER 28, 2007

i

Nova Biosource Fuels, Inc., a corporation organized under the laws of Nevada (the “Company”), proposes to issue and sell to certain purchasers (the “Purchasers”), its 10% Convertible Senior Secured Notes due 2012 (the “Notes”), upon the terms set forth in the Purchase Agreement between the Company and each of the Purchasers dated as of September 27, 2007 (the “Purchase Agreement”). The Notes will be convertible into fully paid, nonassessable shares of common stock, par value $.001 per share, of the Company (the “Common Stock”) on the terms, and subject to the conditions, set forth in the Indenture (as defined herein).

The Lenders and the Company are entering into this agreement to facilitate hedging transactions by the Purchasers and future, other holders of the Notes and, relatedly, to facilitate the Lenders’ satisfying an obligation under the Master Securities Loan Agreement to have available shares of Common Stock as Loaned Securities (as defined therein) that are not restricted for purposes of the U.S. federal securities laws. Jefferies & Company, Inc. (“Jefferies”) is entering into this Agreement with the Company and the Lenders for the limited purposes stated herein. In consideration of the foregoing and for good and valuable consideration, the parties hereto hereby agree as follows:

1.             Definitions. Capitalized terms used herein without definition shall have their respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 405 under the Act and the terms “controlling” and “controlled” shall have meanings correlative thereto.

“Borrower” shall mean Jefferies & Company, Inc., as Borrower under the Master Securities Loan Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Closing Date” shall mean the date of the first issuance of the Notes.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning set forth in the preamble hereto.

“Confirmation” shall have the meaning set forth in the Master Securities Loan Agreement.

“Damages Payment Date” shall mean the sixteenth day of each month.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

 “Holder” shall have the meaning set forth in the preamble hereto.

“Indenture” shall mean the Indenture relating to the Notes, dated as of

September 28, 2007, between the Company, the Guarantors named therein, Nova Holding Seneca LLC and The Bank of New York, as trustee, as the same may be amended from time to time in accordance with the terms thereof.

“Initial Registration Statement” shall have the meaning set forth in Section 2 hereof.

“Lenders” means Kenneth T. Hern and J.D. McGraw, as Lenders under the Master Securities Loan Agreement.

“Liquidated Damages” shall have the meaning set forth in Section 4 hereof.

“Loan Availability Period” shall mean the period during which shares may be borrowed pursuant to the Master Securities Loan Agreement.

“Master Securities Loan Agreement” means the Master Securities Loan Agreement dated as of September 28, 2007 among the Borrower and the Lenders.

“Majority Holders” shall mean, on any date, Holders of a majority of the aggregate original principal amount of Notes then outstanding.

“NASD Rules” shall mean the Conduct Rules and the By-Laws of the NASD.

“Notes” shall have the meaning set forth in the preamble hereto.

“Prospectus” shall mean a prospectus included in a Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Common Stock covered by such Registration Statement, and all amendments and supplements thereto, including any and all exhibits thereto and any information incorporated by reference therein.

“Purchase Agreement” shall have the meaning set forth in the preamble hereto.

“Purchasers” shall have the meaning set forth in the preamble hereto.

“Record Date” shall mean the first day of any month.

“Record Holder” shall mean with respect to any Damages Payment Date, each person who is a Holder of Notes at the close of business on the Record Date immediately preceding such Damages Payment Date.

“Registration Request” shall have the meaning set forth in Section 3 hereof.

“Registration Statement” shall mean a registration statement of the Company pursuant to the provisions of Section 2 or Section 3 hereof which covers the Securities on an appropriate form under the Act, amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein; provided, however, that for purposes of Section 2 hereof, the Company shall use commercially reasonable efforts to effect such Registration Statement by means of a post effective amendment to the Company’s existing registration statement on Form S-3.

“Securities” shall mean 8 million shares of Common Stock to be borrowed by Borrower pursuant to the Master Securities Loan Agreement.

“Trustee” shall mean the trustee with respect to the Securities under the Indenture.

“Underwriting Agreement” shall mean a customary underwriting agreement between the Company, the Lenders and the Borrower relating to the offering of the Securities pursuant to a Registration Statement. In any such Underwriting Agreement, the Company shall agree to provide Borrower with, among other things, an auditor’s comfort letter and opinion of counsel (including a 10b-5 statement), in each case in a form customary for underwritten securities offerings.

2.             Initial Registration. (a)  The Company shall no later than the first date on which the Purchase Agreement is executed, file with the Commission an amendment to its existing Registration Statement (the “Initial Registration Statement”) providing for the registration of the Securities in connection with the contemplated use of them under the Master Securities Loan Agreement.

(b)           The Company shall use its reasonable best efforts to cause the Initial Registration Statement to become or be declared effective under the Act as promptly as practicable (but in no event more than (1) 30 calendar days after the Closing Date in the event the Initial Registration Statement is not reviewed by Commission or (2) 120 days if the Initial Registration Statement is reviewed by the Commission).

(c)           The Company shall use its reasonable best efforts to keep the Initial Registration Statement effective, supplemented and amended as required by the Act, in order to permit the Prospectus forming part thereof to be usable by the Borrower from the date the Initial Registration Statement is declared effective by the Commission until the earlier of (i) the date all of the Securities loaned to the Borrower pursuant to the initial loan under the Master Securities Loan Agreement have been disposed of by the Borrower and (ii) the date the Borrower notifies the Company that the disposition of the Securities under the Initial Registration Statement has terminated.

(d)           The Company shall cause the Initial Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of the Initial Registration Statement or such amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Act; and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

3.         Subsequent Registrations. After the Initial Registration Statement has been declared effective, the Company shall effect any additional registrations as provided in this Section 3.

(a)           If less than the full number of Securities are borrowed pursuant to the Initial Registration Statement, at any time during the period beginning after the date on which the Initial Registration Statement has been declared effective and ending on the last day of the Loan Availability Period and if requested by any Lenders, such Lenders shall have the right, solely in connection with a Confirmation that the Borrower intends to submit pursuant to the Master Securities Loan Agreement, to submit to the Company a written request pursuant to this Section 3 (“Registration Request”) that the Company file a Registration Statement under the Securities Act with respect to the Securities that such Lenders specify in the Registration Request. Following receipt of the Registration Request, the Company shall use its commercially reasonable efforts to as promptly as practicable file with the Commission a Registration Statement providing for the registration of such Securities (but in no event more than 30 days following the date of the Registration Request. The Company shall use its commercially reasonable efforts to cause any such Registration Statement to become or be declared effective under the Act as promptly as practicable following the filing thereof (but in no event more than 120 days following the date of the Registration Request; provided that such 120-day period shall be tolled for each day at the conclusion of such 120-day period during which the Registration Statement may not be declared effective by the Commission as a result of the applicable provisions of Regulation S-X under the Exchange Act prior to the filing of the Company’s Annual Report on Form 10-K with the Commission (a “Subsequent Registration Extension”).

(b)           The Company shall use its commercially reasonable efforts to keep any Registration Statement filed pursuant to this Section 3 effective, supplemented and amended as required by the Act, in order to permit the Prospectus forming part thereof to be usable by the Borrower from the date the Registration Statement is declared effective by the Commission until the earlier of (i) the date all of the Securities registered pursuant to such Registration Statement have been disposed of by the Borrower or (ii) the date the Lenders notify the Company that the disposition of the Securities pursuant to such Registration Statement has terminated.

(c)           The Company shall cause any such Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement or such amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Act; and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

4.                                                                                       Registration Defaults. (a)  If:

(i)                                     the Initial Registration Statement is not filed with the Commission on or prior to the date of the first execution of the Purchase Agreement;

(ii)                                  the Initial Registration Statement is not declared effective by the Commission on or before the 30th calendar day following the Closing Date, if the Initial Registration Statement is not reviewed by the Commission, and the 120th calendar day if the Initial Registration Statement is reviewed by the Commission;

(iii)                               any subsequent Registration Statement is not filed with the Commission on or prior to the 30th day following the delivery of Registration Request;

(iv)                              any subsequent Registration Statement is not declared effective by the Commission on or before the 120th calendar day following the delivery of a Registration Request (except in the event of a Subsequent Registration Extension, in which case a Registration Default will occur if such Registration Statement is not declared effective at the conclusion of such Subsequent Registration Extension);

(v)                                 in connection with any Registration Statement, the Company does not execute the Underwriting Agreement when required, such Underwriting Agreement does not comply with Section 6 hereof, the Company does not provide customary legal opinions (including a 10b-5 statement) or a customary comfort letter in connection with such Underwriting Agreement, or the Company does not comply with any other material agreements or satisfy any other material conditions set forth in such Underwriting Agreement; provided that such events shall constitute a Registration Default (as defined below) only if such events have not been cured by the 30th calendar day following the Closing Date or the delivery of a Registration Request, as applicable, and then such Registration Default shall be deemed to begin on such 30th day; and provided, further, for the avoidance of doubt, any such Registration Default shall only exist until such default is cured; and provided, further, to the extent any such failure to comply with such agreements or satisfy such conditions relates to deficiencies in the Registration Statement (or changes in circumstances after the Registration Statement has become effective), such failure may be cured through the filing of appropriate amendments or supplements to such Registration Statement and entering into a new Underwriting Agreement (so long as the foregoing agreements and conditions are met with respect to the new Underwriting Agreement);

(each such event referred to in the foregoing clauses (i) through (v), a “Registration Default”), the Company hereby agrees to pay liquidated damages (“Liquidated Damages”) with respect to the Notes from and including the day following the Registration Default to but excluding the earlier of (1) the day two years following the Closing Date and (2) the day on which the

Registration Default has been cured to each Holder cash in an amount per month equal to 0.25% of the accreted principal amount of the Notes (such Liquidated Damages to accrue daily and be paid monthly), increasing by an additional 0.25% for each additional 90 day period during which time a Registration Default has occurred and is continuing, up to a maximum of 1.0%.

(b)           Liquidated Damages shall accrue daily. All accrued Liquidated Damages shall be paid in arrears to Record Holders by the Company on each Damages Payment Date by wire transfer of immediately available funds or by federal funds check. Following the cure of all Registration Defaults, the further accrual of Liquidated Damages with respect to all Notes will cease. All Liquidated Damages shall be computed on the basis of a 360-day year composed of twelve 30-day months.

(c)           The parties hereto agree that the Liquidated Damages provided for in this Section 7 constitute a reasonable estimate of the damages that may be incurred by Holders by reason of a Registration Default and that such Liquidated Damages are the only monetary damages available to Holders with respect to a Registration Default.

5.             Registration Procedures. The following provisions shall apply in connection with any Registration Statement.

(a)           The Company shall use its reasonable best efforts to furnish to the Lenders and the Borrower and to their counsel, not less than two Business Days in the case of an Initial Registration Statement and not less than five Business Days in the case of any subsequent Registration Statement, prior to the filing with the Commission a copy of the Registration Statement and each amendment thereof and each amendment or supplement, if any, to the Prospectus included therein (including any documents incorporated by reference therein after the initial filing) and will reflect in each such document when so filed with the Commission, such comments as each of the Lenders and the Borrower reasonably propose (it being understood that the Company and the Lenders shall accept the comments of the Borrower regarding its status in the plan of distribution or underwriting section of any Prospectus as a potential or deemed underwriter and the response of the Company or the Lenders to the Commission in any response to comment letters regarding any Registration Statement).

(b)           The Company shall give notice to the Lenders and the Borrower: (i) when the Registration Statement and any amendment thereto has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the Commission for any amendment or supplement to the Registration Statement or the Prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution of any proceeding for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities included therein for sale in any jurisdiction or the institution of any proceeding for such purpose; and (v) of the happening of any event that requires any change in the Registration Statement or the Prospectus so that, as of such date, they (A) do not contain any untrue statement of a material fact and (B) do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading; provided that the Company shall not specify the nature of any such event in such notice.

(c)           The Company shall use its reasonable best efforts to prevent the issuance of any order suspending the effectiveness of the Registration Statement or the qualification of the securities therein for sale in any jurisdiction, and if issued, to obtain as soon as possible the withdrawal thereof.

(d)           Prior to the effectiveness of the Registration Statement, the Company shall provide, and shall cause its affiliates to provide all the information necessary to enable the Borrower to make all required filings with the NASD related to the Registration Statement and shall assist the Borrower in complying with the NASD Rules.

(e)           Prior to any offering of Securities pursuant to the Registration Statement, the Company shall arrange for the qualification of the Securities for sale under the laws of such jurisdictions as the Lenders shall reasonably request and shall maintain such qualification in effect so long as required; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not then so qualified or to take any action in connection therewith that would subject it to taxation or service of process in suits, other than those arising out of any offering pursuant to the Registration Statement, in any jurisdiction where it is not then so subject.

(f)            Prior to any offering of Securities pursuant to the Registration Statement, the Company shall have the Securities approved for listing on the American Stock Exchange, subject only to official notice of issuance.

(g)           Upon the occurrence of any event contemplated by subsections (b)(ii) through (v) above, the Company shall promptly (or within the time period provided for by Section 5(h) hereof, if applicable) prepare a post-effective amendment to the Registration Statement or an amendment or supplement to the related Prospectus or file any other required document so that, as thereafter delivered to purchasers of the securities included therein, the Prospectus will not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h)           Notwithstanding the provisions of Section 3 hereof, the Company may defer filing of, or delay effectiveness of, a Registration Statement other than the Initial Registration Statement (or, in the case of a “shelf’ Registration Statement, suspend the use of such “shelf’ Registration Statement and any related Prospectus) for a maximum of 15 consecutive, not to exceed an aggregate of 45 days in any 12 month period, if (i) the Company, in its reasonable judgment, believes it may possess material non-public information the disclosure of which would have a material adverse effect on the Company and its subsidiaries taken as a whole or (ii) any Registration Statement and related Prospectus would, in the Company’s judgment, contain a material misstatement or omission as a result of an event that has occurred or is continuing. Any suspension period described in this Section 4(h) shall be referred to herein as the “Deferral Period.” The Company shall give notice to the Lenders of any Deferral Period, and the Lenders agree that no Securities shall be sold pursuant to any Registration Statement until the Lenders receive copies of the supplemented or amended Prospectus provided for in Section 5(g) hereof, or until it is advised in writing by the Company that the Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. The Company shall not specify the nature of the event giving rise to a suspension in any notice to the Lenders of the existence of such a suspension. For the avoidance of doubt, the provisions of this Section 4(h) shall not apply to the Initial Registration Statement.

(i)            The Company shall comply with all applicable rules and regulations of the Commission and shall make generally available to its security holders an earnings statement satisfying the provisions of Section 1l(a) of the Act as soon as practicable after the effective date of the Registration Statement and in any event no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Initial Registration Statement .

(j)            The Company shall take all appropriate actions as reasonably requested by the Lenders and the Borrower in order to expedite or facilitate the registration or the disposition of the Securities.

(k)                                  From time to time, upon the request of the Borrower, the Company shall:

(i)                                     make reasonably available for inspection during normal business hours by the Borrower, and any attorney, accountant or other agent retained by the Borrower all relevant financial and other records and pertinent corporate documents of the Company and its subsidiaries to permit the Borrower to conduct a customary due diligence investigation of the Company and the Lenders;

(ii)                                  cause the Company’s officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by the Borrower or any such attorney, accountant or agent in connection with the offering of the Securities pursuant to the Registration Statement as is customary for similar due diligence examinations;

(iii)                               enter into the Underwriting Agreement if requested by the Borrower, make the representations and warranties, comply with the agreements and satisfy the conditions to the obligations of the Borrower (including, without limitation, obtaining customary legal opinions (including a 10b-5 negative assurance statement regarding the disclosure contained in the Registration Statement and the Prospectus) and customary accountants comfort letters) set forth in the Underwriting Agreement;

(iv)                              following the initial delivery of these items, cause the outside counsel to the Company to deliver, from time to time as requested by the Borrower, additional customary legal opinions (including a 10b-5 negative assurance statement regarding the Registration Statement and the Prospectus) and the Company outside registered accountants to deliver customary comfort letters, as provided for in such underwriting agreement; and

(v)           deliver such other documents and certificates as may be reasonably requested by the Borrower.

(l)            The Company shall upon (i) the filing of the Initial Registration Statement and (ii) the effectiveness of the Initial Registration Statement, announce the same, in each case by release to the Business Wire service or an successor thereto.

(m)          The Company shall use its reasonable best efforts to take all other steps necessary to effect the registration of the Securities pursuant to the terms hereof.

(n)           The Company, the Lenders and the Borrower shall use their reasonable best efforts to cooperate in response to any comments from the Commission in respect of any Registration Statement.

(o)           The Lenders shall cooperate with the Company regarding the obligations of the Company under this Agreement to facilitate the registration of the Securities as contemplated hereby.

(p)           The Lenders shall provide to the Company all information required to be supplied by the Lenders for inclusion in the Initial Registration Statement prior to the filing of the Initial Registration Statement. The Lenders shall provide to the Company all information required to be supplied by the Lenders for inclusion in any subsequent Registration Statement no later than ten Business Days after the date of the corresponding Registration Request. The Lenders shall promptly provide to the Company any additional information requested by the Commission in connection with any Registration Statement. If any Lender or Borrower fails to reasonably comply with Company requests for information for or to be included in any Registration Statement for more than 5 days, then any Registration Default with respect to clauses 4(a)(i) through and including (iv) shall be deemed tolled until such information is provided.

6.             Registration Expenses. The Company shall bear all expenses incurred in connection with the performance of its obligations under Sections 2, 3 and 4 hereof and shall reimburse the Lenders and the Borrower for the reasonable fees and disbursements of their counsel (up to a maximum of $50,000) in connection with any Registration Statement. To the extent the provisions of the Underwriting Agreement with respect to expenses conflict with this Section 5, the provisions of this Section 5 shall control.

7.             Indemnification. The Company shall indemnify and hold harmless the Indemnified Persons (as defined in Schedule A) in accordance with Schedule A. The terms and provisions of Schedule A are incorporated by reference herein, constitute a part hereof and shall survive any termination or expiration of this Agreement.

8.             Term. This Agreement shall continue to be in effect until the termination by its terms of the Master Securities Loan Agreement.

9.             No Inconsistent Agreements. The Company has not entered into, and agrees not to enter into, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders, the Lenders and the Borrower herein or that otherwise conflicts with the provisions hereof.

10.           Amendments and Waivers. The provisions of this Agreement may not be amended, qualified, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the Lenders and the Borrower; provided that no amendment, qualification, supplement, waiver or consent with respect to (i) Section 2 hereof shall be effective unless consented to by the Majority Holders (ii) or Section 4 hereof shall be effective as against any Holder of Notes unless consented to in writing by such Holder; and provided, further, that the provisions of this Section 9 may not be amended, qualified, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the Lenders and the Borrower, and provided, further, any amendment of the first proviso of this Section 9 shall require the written consent of each Holder.

11.           Notices. All notices, requests and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail, telex, facsimile or air courier guaranteeing overnight delivery:

(a)                                  if to the Borrower:

Jefferies & Company, Inc.

520 Madison Avenue

New York, New York 10022

Attention: General Counsel

(b)                                 if to the Company, initially at its address set forth in the Purchase Agreement.

(c)                                  if the Lenders, initially at their address as set forth in the Master Securities Loan Agreement.

All such notices and communications shall be deemed to have been duly given on the earliest of (i) at the time delivered, if delivered by hand-delivery; (ii) three business days after being deposited in the mail, postage prepaid, if mailed by first-class mail; (iii) when receipt is acknowledged and confirmed as sent by sender’s telex or facsimile machine, if sent by telex or facsimile transmission; and (iv) on the day delivered, if sent by overnight air courier guaranteeing next day delivery.

The Borrower, the Lenders or the Company by notice to the other parties may designate additional or different addresses for subsequent notices or communications.

12.           Remedies. Each party, in addition to being entitled to exercise all rights provided to it herein, in the Indenture, the Purchase Agreement or the Placement Agent dated as of September 27, 2007 by and between Jefferies & Company, Inc., as placement agent, and the Company or granted by law, including recovery of liquidated or other damages, will be entitled to specific performance of its rights under this Agreement. Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

13.           Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The Company hereby agrees to extend the benefits of this Agreement to any Holder of Notes, including any subsequent Holders, and any Holder may specifically enforce Section 2 and Section 7 of this Agreement as if an original party hereto.

14.           Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

15.           Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

16.           Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

17.           Severability. In the event that any one of more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

18.           Securities Held by the Company, etc. Whenever the consent or approval of Holders of Notes is required hereunder, Notes held by the Company or its Affiliates (other than subsequent Holders of Securities who are Affiliates by virtue of their ownership of equity securities of the Company) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

If the foregoing is in accordance with the understanding of the parties hereto and listed below, please sign and return to us the enclosed duplicate hereof; whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Borrower.

Nova Biosource Fuels, Inc.

By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chairman and CEO

Lenders

/s/	Kenneth T. Hern
Kenneth T. Hern

/s/	J.D. McGraw
J.D. McGraw

Jefferies & Company, Inc.

By:	/s/ Courtney Tuttle
Name: Courtney Tuttle
Title: Managing Director

SCHEDULE A

Indemnification by the Company

Nova Biosource Fuels, Inc., (the “Company”) shall, notwithstanding any termination of the Registration Rights Agreement (the “Agreement”) dated as of September 28, 2007, by and between the Company, Jefferies & Company, Inc. (the “Borrower”) and Kenneth T. Hern and J.D. McGraw (collectively, the “Lenders”), indemnify and hold harmless the (i) Borrower, (ii) its officers, directors, agents, investment advisors, partners, members, shareholders, trustees and employees, each person who controls any such Indemnified Party (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and (iii) the officers, directors, agents, trustees and employees of each such controlling Person ((i) – (iii), collectively the “Indemnified Parties”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Agreement or any other certificate, instrument or document contemplated thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in the Agreement or any other certificate, instrument or document contemplated thereby, or (iii) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or any issuer free writing prospectus or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto or any issuer free writing prospectus, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Indemnified Party or its intended method of distribution furnished in writing to the Company by such Indemnified Party expressly for use therein. The Company shall notify the Indemnified Parties promptly of the institution, threat or assertion of any proceeding of which the Company is aware in connection with the transactions contemplated by the Agreement.

If any proceeding shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Company (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to the Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party), provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties (in addition to any local counsel). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding and does not contain any admission of wrongdoing by such Indemnified Party.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within fifteen business days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

If a claim for indemnification is unavailable to an Indemnified Party (by reason of public policy or otherwise), then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and Indemnified Party on the other hand in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in the immediately preceeding paragraph, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if such contribution were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of the immediately preceeding paragraph, no Indemnified Party shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Indemnified Party from the sale of the Securities (as defined in the Agreement) subject to the Proceeding exceeds the amount of any damages that such Indemnified Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

The indemnity and contribution agreements contained in this Schedule are in addition to any other liability that the Indemnifying Party may have to the Indemnified Parties.